UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                   DDi Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   233162304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   Paul Mercer, 4400 Harding Road, Nashville, Tennessee 37205, (615) 298-8313
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  July 1, 2004
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)






If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Courage Special Situations Master Fund, L.P. .........................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  Cayman  Islands
--------------------------------------------------------------------------------

                7.      Sole Voting Power ...............None...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power..............None...................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power...........None...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ........None...................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          1,079,284*. ..........................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......4.317%.......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................PN............................

*The shares are beneficially owned by Courage Special Situations Master Fund, L.P. (the "Fund"), of which Courage Investments Inc., is the General Partner. By contract, the Fund has given Courage Capital Management, LLC ("Courage Capital"), as investment manager, the right to vote and dispose of those shares.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Courage Investments Inc. .............................................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  Delaware
--------------------------------------------------------------------------------

                7.      Sole Voting Power ...............None...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power..............None...................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power...........None...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ........None...................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          1,079,284*. ..........................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......4.317%.......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................CO............................

*The shares are beneficially owned by the Fund, of which Courage Investments Inc., is the General Partner. By contract, the Fund has given Courage Capital, as investment manager, the right to vote and dispose of those shares.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          HFR ED Special Situations Master Trust ...............................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  Bermuda
--------------------------------------------------------------------------------

                7.      Sole Voting Power ...............None...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power..............None...................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power...........None...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ........None...................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          114,669*..............................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......0.459% ......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................00............................

*The shares are beneficially owned by HFR ED Special Situations Master Trust ("HFR"). By contract, HFR has given Courage Capital, as investment manager, the right to vote and dispose of those shares.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Dryden Investments BV.................................................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  Netherlands, Antilles
--------------------------------------------------------------------------------

                7.      Sole Voting Power ...............None...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power..............None...................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power...........None...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ........None...................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          82,553*. .............................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......0.33%........
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................00............................

*The Shares are beneficially owned by Dryden Investments, BV ("Dryden"). By contract, Dryden has given Courage Capital, as investment manager, the right to vote and dispose of those shares.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Courage Capital Management, LLC.......................................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  Tennessee
--------------------------------------------------------------------------------

                7.      Sole Voting Power .........1,276,506*...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power..............None...................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power.....1,276,506*...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ........None...................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          1,276,506*............................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......5.106%.......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................00............................

*This amount represents the 1,079,284 shares beneficially owned by the Fund, the 114,669 shares beneficially owned by HFR and the 82,553 shares beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Richard C. Patton.....................................................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  United States
--------------------------------------------------------------------------------

                7.      Sole Voting Power .........1,276,506*...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power.....................................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power.....1,276,506*...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ...............................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          1,276,506*............................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......5.106%.......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................IN............................

*This amount represents the 1,079,284 shares beneficially owned by the Fund, the 114,669 shares beneficially owned by HFR and the 82,553 shares beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares. Richard C. Patton is a principal of Courage Capital.

CUSIP No. 233162394
--------------------------------------------------------------------------------

     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
          Donald Farris.........................................................
--------------------------------------------------------------------------------

     2.   Check the  Appropriate  Box if a Member of a Group (See  Instructions)
          (a)   X ..............................................................

          (b)   ................................................................
--------------------------------------------------------------------------------

     3.   SEC Use Only .........................................................
--------------------------------------------------------------------------------

     4.   Source of Funds  (See  Instructions)  00 .............................
--------------------------------------------------------------------------------

     5.   Check if  Disclosure of Legal  Proceedings  Is Required
          Pursuant to Items 2(d) or 2(e) .......................................
--------------------------------------------------------------------------------

     6.   Citizenship  or Place of  Organization:  United States
--------------------------------------------------------------------------------

                7.      Sole Voting Power .........1,276,506*...................
Number of       ----------------------------------------------------------------
Shares
Beneficially    8.      Shared Voting Power.....................................
Owned by        ----------------------------------------------------------------
Each
Reporting       9.      Sole Dispositive Power.....1,276,506*...................
Person          ----------------------------------------------------------------
With
                10.     Shared Dispositive Power ...............................
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person..........
          1,276,506*............................................................
--------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares(See
          Instructions) ........................................................
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11).......5.106%.......
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions)
          ........................................IN............................

*This amount represents the 1,079,284 shares beneficially owned by the Fund, the 114,669 shares beneficially owned by HFR and the 82,553 shares beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares. Donald Farris is a principal of Courage Capital.

Item
1.        Security and Issuer

Common Stock, par value $0.001 per share
DDi Corp.
1220 Samon Circle
Anaheim, California  92806

Item
2.        Identity and Background

          (a) Name: Courage Special Situations Master Fund, L.P.; Courage Investments, Inc.; HFR ED Special Situations Master Trust; Dryden Investments BV; Courage Capital Management, LLC; Richard C. Patton; Donaldd Farris (collectively "the "Filers")

          (b)  See attached page for addresses.

          (c)  Investment Management/Private Investment Funds

          (d)  None.

          (e)  None.

          (f)  Richard Patton and Donald Farris, United States

Item
3.        Source and Amount of Funds or Other Consideration

Funds were provided by limited partners investing in the private investment funds. The original security purchased was convertible notes of the issuer. As part of a Chapter 11 reorganization, the notes were exchanged for the securities that are the subject of this filing.

          HFR ED Special Situations Master Trust
          c/o HFR Asset Management, L.L.C.
          10 S. Riverside Plaza, Suite 1450
          Chicago, IL  60606

          Capital Management, LLC
          Richard C. Patton and Donald Farris
          4400 Harding Road
          Nashville, TN  37205

          Courage Special Situations Master Fund, L.P.
          Scotiatrust, 3rd Floor
          Scotia Center, Cardinal Avenue
          P.O. Box 501GT
          George Town, Grand Cayman
          Cayman Islands

          Courage Investments Inc.
          1403 Foulk Road, Suite 106-D
          Wilmington, Delaware  19803

          Dryden Investments BV
          c/o Intimis Management Company NV
          John B. Gorsiraweg 14
          Curacao, Netherlands Antilles

Item
4.        Purpose of Transaction

          (a) The reporting persons have no express plans for the acquisition or disposition of securities other than as prudent for proper investment management of the funds.

          (b)  See item 3.

          (c)  None.

          (d) As part of the reorganization, Courage Capital Management, LLC acted as a member of the Ad Hoc Convertible Noteholders Committee. Prior to its membership, the Committee submitted nominees to the issuer Board. Those nominees were placed on the Board upon the Effective Date of the Issuer's Plan.

          (e) If requested by the Issuer, Courage Capital Management, LLC would consider giving assistance to Issuer in its capital raising efforts.

          (f)  None.

          (g)  Issuers   charter  and  bylaws  were   revised  as  part  of  the
               reorganization, and the Ad Hoc Committee made comments to drafts of same before they were finalized.

          (h)  None.

          (i)  None.



Item
5.        Interest in Securities of the Issuer

          (a)  See page 2 of cover page.

          (b)  See page 2 of cover page.

          (c)  See item 3.

          (d) Limited partners of the funds will be allocated their proportionate share of dividends and proceeds. No single limited partner interest relates to more than 5% of the class of securities.

          (e)  N/A.

Item      Contracts, Arrangements, Understandings or Relationships with Respect
6.        to Securities 6. of the Issuer

None.

Item
7.        Material to Be Filed as Exhibits

N/A

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 6, 2004
--------------------------------------------------------------------------------
Date

/s/ Richard Patton
--------------------------------------------------------------------------------
Signature

Richard Patton / Chief Manager
--------------------------------------------------------------------------------
Name/Title